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EXHIBIT 11


TESSCO TECHNOLOGIES INCORPORATED
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(Unaudited)

The information required by this Exhibit is set forth in Note 2 to the Consolidated Financial Statements of the Company contained in Part I of this Report.